UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2007

1-12340
(Commission File Number)

GREEN MOUNTAIN COFFEE ROASTERS, INC.
(Exact name of registrant as specified in its charter)

Delaware 03-0339228
(Jurisdiction of Incorporation) (IRS Employer Identification Number)

33 Coffee Lane, Waterbury, Vermont 05676
(Address of registrant's principal executive office)

(802) 244-5621
(Registrant's telephone number)

Item 1.01 Entry into a Material Definitive Agreement

On August 21, 2007, Keurig Incorporated ("Keurig"), a wholly owned subsidiary of Green Mountain Coffee Roasters, Inc. (the "Company"), entered into a Lease (the "Lease") with Brookview Investments, LLC (the "Landlord") to lease office space in the building known as 55 Walker's Brook Drive in Reading, Massachusetts, covering approximately 36,544 square feet (the "Premises"). Beginning on or about January 1, 2008, the Premises will be used by Keurig for office and research and development space, replacing its current office space in Wakefield, Massachusetts.

The initial term of the Lease commenced on August 22, 2007 to allow Keurig to conduct the appropriate build-out of the Premises and extends through December 31, 2015 (the "Initial Term"), with Keurig having the right to extend the term for an additional five-year period expiring December 31, 2020 (the "Extended Term"). The base rent payments for the Premises begin on June 1, 2008 at a monthly rate of $48,725.33 and will increase to $85,269.33 per month during the final year of the Initial Term. If Keurig exercises its extension right, base rent during the Extended Term shall be determined by the Landlord, subject to agreement by Keurig, based on an annual fair market rate during the Extended Term for leases of space located in the vicinity of the Premises that are of comparable size, condition and quality as the Premises. In the event the Landlord and Keurig cannot agree on base rent for the Extended Term, arbitrators selected by the Landlord and Keurig will determine the base rent. In addition to the base rent, the Company will be responsible for certain costs and charges specified in the Lease, including annual real estate taxes in excess of a base rate, which will be taxes paid for fiscal 2008; annual operating expenses in excess of a base rate, which will be annual operating expenses in 2008; insurance; and utility charges.

The performance of Keurig's obligations will be secured by an irrevocable standby letter of credit in the amount of $305,294.67, and the Company has agreed pursuant to a Guaranty dated August 16, 2007 to guarantee the obligations of Keurig under the Lease. The letter of credit will permit draws by the Landlord to cure defaults by Keurig under the Lease and will have a term of at least one year, which shall be automatically renewable each year throughout the Initial Term and, if applicable, the Extended Term.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Lease is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By: /s/ Kathryn S. Brooks__
Name: Kathryn S. Brooks
Title: Vice President

Date: August 27, 2007